SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported)

December 22, 2000

CSB Bancorp, Inc.

(Exact name of Registrant as specified in its Charter)

Ohio	0-21714	34-1687530
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification Number)

6 West Jackson Street, PO Box 232, Millersburg, Ohio	44654
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (330) 674-9015

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

On December 22, 2000, CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg, announced that C. James Bess had been hired as Interim President and Chief Executive Officer of CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg. Additionally, CSB Bancorp, Inc. and its subsidiary bank, The Commercial and Savings Bank of Millersburg announced that a request had been made to the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions that a fourth quarter shareholder dividend be paid. A copy of the letter to shareholders is attached to this report as Exhibit 99.1.

Item 7. Financial Statements and Exhibits

(a)	Exhibits
	99.1	Letter to Shareholders dated December 22, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CSB BANCORP, INC.

Date: December 29, 2000	By: /s/ A. Lee Miller
A. Lee Miller Acting President and Chief Executive Officer

Exhibit 99.1

December 22, 2000

To Our Shareholders:

As the year 2000 comes to a close, your Board of Directors is pleased to announce the hiring of C. James Bess as Interim President and Chief Executive Officer of CSB Bancorp, Inc. and The Commercial and Savings Bank. Mr. Bess brings over 30 years of commercial banking experience, 15 years of which were as a community bank president and CEO. We welcome Mr. Bess to CSB!

Also, the Board of Directors, as required by the Written Agreement, has requested permission from the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions to pay a fourth quarter shareholder dividend. The Board can give no assurance a dividend will be approved. However, if such dividend is approved, it will be paid as expeditiously as possible.

The Board and Management are working diligently to enhance shareholder value and eliminate all pending regulatory issues. We look forward to serving you in 2001.

Sincerely,

/s/ Daniel J. Miller

Daniel J. Miller

Chairman of the Board

/s/ C. James Bess

C. James Bess

Interim President and CEO